                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

                                Proxy Statement
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Complete the appropriate box:
[_] Preliminary Proxy Statement [_] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to 14a-11(c) or Rule 14a-12


                         MORRISON KNUDSEN CORPORATION

                            A Delaware Corporation
                        Commission File Number 1-12054

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)Title of each class of securities to which transaction applies:
  (2)Aggregate number of securities to which transaction applies:
  (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
  (4)Proposed maximum aggregate value of transaction:
  (5)Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)Amount Previously Paid:
  (2)Form, Schedule or Registration Statement No.:
  (3)Filing Party:
  (4)Date Filed:

             [LOGO OF MORRISON KNUDSEN CORPORATION APPEARS HERE]

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS--APRIL 9, 1999

To the Stockholders of Morrison Knudsen Corporation:

  The Annual Meeting of Stockholders of Morrison Knudsen Corporation, a Delaware corporation (the "Company"), will be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard in Boise, Idaho, on Friday, April 9, 1999, at 10:00 a.m., local time, for the following purposes:

  1.To elect eight directors to terms expiring at the Annual Meeting of Stockholders in 2000.

  2.To approve the Morrison Knudsen Corporation Long-Term Incentive Compensation Plan.

  3.To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending November 30, 1999.

  4.To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on February 26, 1999 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. In order to ensure your representation at the meeting, please complete the enclosed proxy and return it promptly in the accompanying envelope which requires no postage if mailed in the United States.

  All stockholders are cordially invited to attend the Annual Meeting.

  Dated: March 3, 1999

                                     BY ORDER OF THE BOARD OF DIRECTORS
                                     Morrison Knudsen Corporation
                                     Stephen G. Hanks
                                     Executive Vice President, Chief Legal
                                     Officer
                                     and Secretary

                               ----------------

  The Company's 1998 Annual Report is being mailed to stockholders and accompanies these proxy materials. The Annual Report contains financial and other information about the Company, but is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting materials.

              [LOGO OF MORRISON KNUDSEN CORPORATION APPEARS HERE]

                            MORRISON KNUDSEN PLAZA
                              720 PARK BOULEVARD
                              BOISE, IDAHO 83729

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 9, 1999

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Morrison Knudsen Corporation, a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders to be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard in Boise, Idaho, on Friday, April 9, 1999, at 10:00 a.m., local time, and at any postponement or adjournment thereof (the "Annual Meeting"). Any proxy delivered pursuant to this solicitation may be revoked by the person giving it at any time prior to the exercise thereof (i) by filing a duly executed revocation instrument with the Secretary of the Company, (ii) by delivering a duly executed proxy bearing a later date or (iii) by appearing at the Annual Meeting and voting in person.

  This Proxy Statement and the related proxy are first being mailed to stockholders commencing on or about March 3, 1999.

VOTING RIGHTS AND VOTE REQUIRED

  The holders of record of shares of the Company's common stock (the "Common Stock") at the close of business on February 26, 1999 (the "Record Date") are entitled to vote such shares at the Annual Meeting. On the Record Date, 53,121,753 shares of Common Stock were outstanding and entitled to vote. The holders of shares representing a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. A quorum is necessary in order to transact business at the Annual Meeting.

  Each share of Common Stock is entitled to one vote on all matters properly brought before the Annual Meeting. The nominees for election as directors receiving the greatest number of votes cast at the Annual Meeting will be elected whether or not any one of them receives a majority of the votes so cast. Approval of the Morrison Knudsen Corporation Long-Term Incentive Compensation Plan and appointment of PricewaterhouseCoopers LLP as the Company's independent auditors and any other matter properly brought before the Annual Meeting each will require the affirmative vote of the holders of a majority of the shares of voting stock represented at the Annual Meeting and entitled to vote on such matters. Abstentions and broker nonvotes with respect to any other matter brought to a vote at the Annual Meeting will be treated as shares not represented and not entitled to vote with respect to such matter and, therefore, will have no effect on the outcome of the vote on such matter.

VOTING OF PROXIES

  The shares of voting stock represented by all duly executed proxies received in time for the Annual Meeting will be voted in accordance with the directions given by the stockholder executing the same. If no such directions are given, the shares represented by such proxies will be voted (i) FOR each of the nominees named herein, or their respective substitutes, as directors, (ii) FOR approval of the Morrison Knudsen Corporation Long-Term Incentive Compensation Plan and (iii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending November 30, 1999.

  The Company knows of no business to be brought before the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters of which the Company is not now aware are properly brought before the Annual Meeting, the shares of voting stock represented by all duly executed proxies will be voted on such matters in accordance with the discretion of persons named as proxies therein.

Tabulation and Confidential Voting

  Pursuant to the policies of the Company, representatives of Norwest Bank Minnesota, N.A. have been appointed to serve as independent Inspectors of Election to supervise the voting of shares at the Annual Meeting. The Inspectors of Election will decide all questions regarding the qualification of voters, the validity of proxies and the acceptance or rejection of votes. None of the Inspectors of Election is an officer, employee or stockholder of the Company. In addition, the Company has engaged Norwest Bank Minnesota, N.A. to receive, inspect, tabulate and maintain the confidentiality of proxies. The votes of stockholders will be held in confidence except (i) when disclosure is mandated by law, (ii) in the case of a contested election or vote of stockholders or (iii) when a stockholder expressly requests otherwise.

Historical Information

  On September 11, 1996 (the "Merger Date"), the Company acquired the engineering and construction business of Morrison Knudsen Corporation, a Delaware corporation ("Old MK"), in a transaction structured as a merger of Old MK with and into the Company (the "Merger" and "Restructuring"); and the Company changed its name to Morrison Knudsen Corporation.

                           BUSINESS TO BE TRANSACTED

1. ELECTION OF DIRECTORS.

  The directors of the Company are elected annually to serve until the next annual meeting of the stockholders and until their respective successors are elected. Following the recent retirement of Robert A. Tinstman, the Board of Directors has exercised its discretion to reduce the number of directors to be elected at the Annual Meeting to eight.

  In accordance with the recommendation of the Nominating Committee, the Board of Directors of the Company has nominated David H. Batchelder, Leonard R. Judd, Robert S. Miller, Jr., Dorn Parkinson, Terry W. Payne, John D. Roach, Dennis R. Washington and Thomas H. Zarges for election as directors for one-year terms to expire at the annual meeting of the Company's stockholders in 2000, and until their successors are duly elected and qualified. Each of the nominees other than Mr. Zarges currently serves as a director.

                          Principal Occupation and Business
                                      Experience                       Director
        Name                   for Previous Five Years             Age  Since
 ------------------- -------------------------------------------   --- --------
 David H. Batchelder Chairman and Chief Executive Officer of        49   1993
                     Batchelder & Partners, Inc. (investment
                     advisory and consulting firm) and Managing
                     Member of Relational Investors LLC (general
                     partner of active investment fund), San
                     Diego, California. Mr. Batchelder also
                     serves as a director of Apria Healthcare
                     Group, Inc.
 Leonard R. Judd     Consultant for Phelps Dodge Corporation       59    1993
                     (copper mining and manufacturing), Phoenix,
                     Arizona. Mr. Judd formerly served as a
                     Director, President and Chief Operating
                     Officer of Phelps Dodge Corporation, as
                     well as President of Phelps Dodge Mining
                     Company. Mr. Judd also serves as a Director
                     of Southwest Gas Corporation.

                           PRINCIPAL OCCUPATION AND BUSINESS
                                       EXPERIENCE                      DIRECTOR
         NAME                   FOR PREVIOUS FIVE YEARS            AGE  SINCE
 --------------------- -----------------------------------------   --- --------
 Robert S. Miller, Jr. Vice Chairman of the Board. Chairman of      57   1996
                       Waste Management, Inc. and formerly Chief
                       Executive Officer of Waste Management,
                       Inc. (environmental services), Houston,
                       Texas. Mr. Miller formerly served as
                       Acting Chief Executive Officer of
                       Federal-Mogul Corp. (motor vehicle parts
                       and accessories), Detroit, Michigan; and
                       was formerly Chairman of the Board of Old
                       MK, as well as Senior Partner of James D.
                       Wolfensohn, Inc. (investment banking
                       firm) and Vice Chairman of Chrysler
                       Corporation. Mr. Miller currently serves
                       as a Director of Federal-Mogul Corp.,
                       Pope & Talbot, Inc. and Symantec Corp.
 Dorn Parkinson        Vice Chairman of the Board. Chairman of      52   1993
                       the Board and consultant to Washington
                       Corporations/1/ (interstate trucking and
                       repair and sale of machinery and
                       equipment), Missoula, Montana. Mr.
                       Parkinson formerly served as President of
                       Washington Corporations.
 Terry W. Payne        Chairman and owner of Terry Payne & Co.,     57   1993
                       Inc. (insurance and construction
                       bonding), Missoula, Montana. Mr. Payne
                       also serves as a Director of Washington
                       Corporations and First Interstate Bank-
                       Montana, as well as a Director and
                       President of Hoiness LaBar Insurance Co.,
                       Inc.
 John D. Roach         Chairman of the Board, President and         55   1996
                       Chief Executive Officer of Stonegate
                       Resources LLC and BSL Holdings, Inc.
                       (building products), Dallas, Texas. Mr.
                       Roach formerly served as Chairman of the
                       Board, President and Chief Executive
                       Officer of Fibreboard Corporation
                       (building products), Dallas, Texas. Mr.
                       Roach also serves as a Director of PMI
                       Group, Inc. and was formerly a Director
                       of Magma Power Co., Thompson PBE and the
                       American Stock Exchange.
 Dennis R. Washington  Chairman, President and Chief Executive      64   1996
                       Officer of the Company. Mr. Washington is
                       also founder and principal shareholder of
                       Washington Corporations/1/ (interstate
                       trucking and repair and sale of machinery
                       equipment), Missoula, Montana; and is
                       founder and/or principal stockholder or
                       partner in entities, the principal
                       businesses of which include rail
                       transportation, shipping, barging and
                       ship assist, mining, heavy construction,
                       environmental remediation and real estate
                       development. Mr. Washington's principal
                       business is to make, manage and hold
                       investments in operating entities.
 Thomas H. Zarges      Executive Vice President of the Company      50   --
                       and President and Chief Executive Officer
                       of MK Engineers and Constructors Group.
                       Mr. Zarges was formerly Senior Vice
                       President and President of the Company's
                       Engineering and Construction Group and
                       formerly Senior Vice President of
                       Operations of Old MK.

--------
/1/ Washington Corporations and other entities controlled by Dennis R. Washington may be deemed to be affiliates of the Company.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                 THE ELECTION OF ALL THE NOMINEES NAMED ABOVE.

  There were six meetings of the Company's Board of Directors held during the Company's fiscal year ended November 30, 1998 ("fiscal year 1998"). All directors attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees on which such persons served during fiscal year 1998.

AUDIT COMMITTEE

  The Audit Committee of the Company's Board of Directors recommends to the Board of Directors the independent auditors to serve the Company and reviews with the auditors and management and approves the scope and results of audits and the adequacy of the Company's system of internal controls. The Audit Committee also reviews and approves the annual report, auditor's fees and non-audit services to be provided by the independent auditors. The Audit Committee meets at such times as may be deemed necessary by the Board of

Directors or the Audit Committee. Three meetings of the Audit Committee were held during fiscal year 1998. During 1998, the members of the Audit Committee were William C. Langley and Messrs. Batchelder, Judd (Chairman) and Miller. Mr. Langley's term as a director will expire at the 1999 Annual Meeting, and he will not stand for election for another term. At its meeting on February 12, 1999, the Board of Directors resolved to reorganize the Audit Committee, effective at the expiration of Mr. Langley's term, to include Messrs. Judd (Chairman), Miller, Parkinson and Roach, if they are all elected to the Board of Directors at the Annual Meeting.

Compensation Committee

  The Compensation Committee of the Company's Board of Directors reviews and recommends to the full Board of Directors the compensation of the principal officers and approves compensation for key executives of the Company. Although the Board of Directors administers the Company's executive compensation and benefit plans, the Compensation Committee reviews such compensation and makes recommendations to the Board of Directors with respect thereto. The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. Three meetings of the Compensation Committee were held during fiscal year 1998. Members of the Compensation Committee are Messrs. Batchelder (Chairman), Judd, Parkinson and Roach.

Compensation Subcommittee

  In 1997, the Compensation Committee established a subcommittee (the "Subcommittee") of outside directors, as defined in Section 162(m) of the Internal Revenue Code, as amended ("Section 162(m)"), to allow for the tax deductibility of performance-based compensation awarded to the Chief Executive Officer and the four most highly compensated executive officers of the Company who are serving at the end of each fiscal year (the "Covered Employees"). The Subcommittee establishes and administers the compensation of Covered Employees and the performance goals related to such compensation. The Subcommittee met once during fiscal year 1998. Members of the Subcommittee are Messrs. Judd and Roach.

Compensation Committee Interlocks and Insider Participation

  Batchelder & Partners, Inc., an investment advisory and consulting firm ("BPI"), of which Mr. Batchelder is Chairman and Chief Executive Officer, was engaged by the Company to act as financial advisor to the Company with respect to a possible acquisition by the Company, teaming with British Nuclear Fuels plc ("BNFL"), of the Westinghouse Government and Environmental Services Company and Energy Systems Business Unit from CBS Corporation (the "Westinghouse Acquisition"). Pursuant to an engagement agreement dated April 6, 1998, the Company agreed to pay BPI an aggregate retainer fee of $50,000 per month, commencing April 1, 1998, for investment advisory and consulting services in connection with the Westinghouse Acquisition and all other engagements involving the Company during calendar year 1998; provided, however, that the maximum monthly and aggregate retainer fees payable to BPI pursuant to the engagement letter and to all other fee arrangements in effect during calendar year 1998 between the Company and BPI, shall not exceed $50,000, or $250,000, respectively, for calendar year 1998. In addition, any retainer fee payable under the agreement or any other agreement entered into during 1998 between BPI and the Company shall be creditable against any success fee paid to BPI (as defined in the agreement). The success fee for the Westinghouse Acquisition is estimated to be approximately $720,000 less $250,000 in retainer fees paid in 1998. No success fee was payable to BPI in fiscal year 1998.

  During fiscal year 1998, the Company paid $250,000 in retainer fees and $51,000 in related expenses to BPI in connection with the Westinghouse Acquisition and all other 1998 engagements involving the Company.

Nominating Committee

  The Nominating Committee of the Company's Board of Directors recommends nominees for election to the Board of Directors. The Nominating Committee will consider nominees for election to the Board of Directors proposed by stockholders for the 2000 annual meeting of stockholders if the following information concerning each nominee is timely submitted by means of a written notice to the Secretary of the Company: (i) as to each person who the stockholder proposes to nominate for election as a director: name, age, business address, residence address, principal occupation or employment, class and number of shares of capital stock of the Company beneficially owned by such person and such other information relating to such person as is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") under Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) as to the stockholder proposing such nominee: such stockholder's name and address and the class and number of shares of capital stock of the Company beneficially owned by such stockholder. To be timely, any such notice must be delivered to or mailed and received at the Company's principal executive offices not less than 50 days nor more than 75 days prior to the 2000 annual meeting of stockholders; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of such meeting is given or made to stockholders, any such notice must be received not later than the close of business on the 15th day following the day on which the notice of the 1999 annual meeting of stockholders is mailed or such public disclosure is made, whichever first occurs. One meeting of the Nominating Committee was held during fiscal year 1998. The members of the Nominating Committee are Messrs. Miller, Payne and Washington (Chairman).

Special Committees

  On February 20, 1997, the Board of Directors established a Special Committee composed of independent directors to review, analyze and evaluate the possible acquisition by the Company of Mr. Washington's interest in a copper mine in Butte, Montana. On January 15, 1998, discussions between the Company and Mr. Washington relating to the possible acquisition were terminated. One meeting of the Special Committee was held during fiscal year 1998. Members of the Special Committee were Messrs. Langley, Miller (Chairman) and Roach.

  In 1998, the Board of Directors also established two additional special committees to evaluate potential acquisitions by the Company. Members of these two special committees included Messrs. Batchelder, Tinstman and Washington.

Director Compensation

  Directors of the Company who are not also officers or employees of the Company (the "Non-Employee Directors") are paid an annual retainer fee of $20,000, plus $1,000 for each day of attendance at a Board of Directors meeting and $500 for each standing committee meeting attended. Committee chairmen receive an additional $3,000 per year. Effective February 20, 1997, the Compensation Committee approved a fee schedule specific to the Special Committee related to the proposed copper mine acquisition pursuant to which each member of such Special Committee received $1,000 for each day of attendance at Special Committee meetings. Members of the other special committees received $500 for each special committee meeting attended.

  Non-Employee Directors are permitted, under the Morrison Knudsen Corporation Amended and Restated Stock Option Plan (the "Stock Option Plan"), to elect to forgo cash payment of all or a portion of their annual retainer and chairmanship fees and receive stock option grants in lieu thereof. Such election is made annually prior to the commencement of the next fiscal year. The options received by an electing director in lieu of such fees have an exercise price per share equal to 80% of the fair market value of a share of Common Stock on December 1 of the calendar year prior to the scheduled payment of such directors' fees, and the number of shares of Common Stock subject to such option is the number of shares (rounded to the nearest whole share) determined by multiplying the fair market value of a share of Common Stock on such December 1 by .20 and dividing the product into the amount of the directors' fees forgone.

  All Non-Employee Directors made the election to forgo their retainer and chairmanship fees for fiscal year 1998. During fiscal year 1998, the following amounts were earned by members of the Board of Directors: David H. Batchelder
- $13,000 plus 11,795 stock options; Leonard R. Judd - $11,500 plus 11,795 stock options;

William C. Langley - $12,500 plus 10,256 stock options; Robert S. Miller, Jr.
- $12,000 plus 11,795 stock options; Dorn Parkinson - $11,500 plus 10,256 stock options; Terry W. Payne - $10,500 plus 10,256 stock options; John D. Roach - $13,000 plus 10,256 stock options; and Dennis R. Washington - $10,500 plus 11,795 stock options. The exercise price on each of the above options is $7.80.

  In addition, under the 1997 Stock Option and Incentive Plan for Non-Employee Directors, the Board of Directors may, from time to time, grant (i) options to purchase Common Stock and/or (ii) restricted Common Stock. The aggregate amount of all such awards may not exceed 500,000 shares of Common Stock (no more than 100,000 shares of which may be restricted stock) during the term of the plan. No awards were made under the 1997 Stock Option and Incentive Plan for Non-Employee Directors in fiscal year 1998.

  Mr. Washington, in his role as Chairman of the Board of Directors of the Company, has been deeply involved in and has devoted significant time to the strategic development of the Westinghouse Acquisition, including negotiation of the partnership arrangement with BNFL, negotiations with CBS Corporation and the obtaining of government regulatory approval of the transaction. In recognition of these efforts, the Board voted in January 1999 to grant Mr. Washington options to purchase 250,000 shares of Common Stock of the Company. The grant will become effective on the date the Westinghouse Acquisition is closed. The exercise price per share of the options will be the fair market value of a share of Common Stock on the date the Westinghouse Acquisition is closed, and the options will vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant.

  The Company's Retirement Policy provides that a Non-Employee Director may continue to serve as a director until the end of the calendar year in which the director reaches his or her 70th birthday.

                              EXECUTIVE OFFICERS

  Certain information with respect to the executive officers of the Company, including all positions held by them with the Company, is set forth below. Executive officers of the Company are elected by the Board of Directors for terms of one year and until their successors are elected and qualified.

                                Position with Company and
                          Business Experience for Previous Five        Officer
          Name                            Years                    Age  Since
 ----------------------- ---------------------------------------   --- -------
                         Chairman, President and Chief Executive
 Dennis R. Washington/1/ Officer                                   64   1999
                         Executive Vice President and Chief
 Anthony S. Cleberg/2/   Financial Officer                         46   1997
                         Executive Vice President, Chief Legal
 Stephen G. Hanks/3/     Officer and Secretary                     48   1996
 Roger J. Ludlam/4/      Executive Vice President and President
                         and Chief Executive Officer of Morrison
                         Knudsen                                   56   1999
                         Contractors Group
 Thomas H. Zarges/5/     Executive Vice President and President
                         and Chief Executive Officer of MK
                         Engineers and                             50   1996
                         Constructors Group
 Douglas L. Brigham/6/   Vice President and Controller             33   1996
 Frank S. Finlayson/7/   Vice President and Treasurer              38   1997
 Alvia L. Henderson/8/   Vice President--Human Resources           49   1996
                         Vice President--Government and Public
 Charles W. Simpson/8/   Affairs                                   62   1996

--------
/1/ For certain biographical information regarding Mr. Washington, see "Election of Directors."

/2/ Mr. Cleberg formerly served in various management positions with Honeywell, Inc., (commercial and residential automatic environment controls) including Corporate Vice President of Taxes and Vice President of Finance for Space and Aviation Control.

/3/ Prior to the Merger Date, Mr. Hanks was Executive Vice President, Chief Legal Officer and Secretary of Old MK and served in various other executive and management capacities for Old MK.

/4/ Mr. Ludlam formerly served as President and Chief Executive Officer of Perini Corporation, Park Construction Company and S. J. Groves & Sons (general construction companies).

/5/ Mr. Zarges formerly served the Company as Senior Vice President and President of the Company's Engineering and Construction Group and, prior to the Merger Date, served as President of Old MK's Engineering and Construction Group.

/6/ Mr. Brigham formerly served the Company as Vice President and Treasurer and, prior to the Merger Date, served Old MK in various management capacities.

/7/ Mr. Finlayson formerly served the Company as Vice President of Project Finance and served the Company's Heavy Civil Construction Group as Vice President of Finance and Vice President of Project Development. Prior to the Merger Date, he served Old MK in various management capacities.

/8/ Prior to the Merger Date, Ms. Henderson and Mr. Simpson served Old MK in various executive and management capacities.

                     REPORT OF THE COMPENSATION COMMITTEE
                      ON EXECUTIVE COMPENSATION FOR 1998

General Compensation Policy

  The goals of the Company's compensation program are to align compensation with business objectives and performance and Company values, and to enable the Company to attract, retain and reward executive officers whose contributions are essential to the long-term success of the Company. The Company's compensation program for executive officers is based upon the following principles:

 . Considerable emphasis is placed upon Company financial results and stock price performance to provide incentives to executives to increase shareholder value. This emphasis increases in proportion to an executive's level of responsibility within the Company.

 . Total compensation will be competitive and sufficiently flexible to retain and attract the caliber of talent needed to enhance the Company's financial and market performance.

 . Total compensation also will reflect individual performance, contribution, innovation and long-term potential.

  The Company regularly participates in an executive compensation study to compare its pay practices with those of other companies in the engineering and construction industry. The study uses executive compensation data from approximately 30 engineering and construction companies in a comparative analysis of each component of compensation (i.e., base salary, bonus, long-term incentives and total compensation) for executive officers in companies of various sizes. Three primary factors are used in analyzing compensation for each executive operations position: revenue of the Company or business unit, organizational levels from the chief executive officer ("CEO") of the Company and autonomy (i.e., the freedom to act or ability to influence the outcome of major decisions) within the Company. Of these three factors, revenue carries the most weight.

Cash-Based Compensation

  Base Salaries. The Company generally targets base salaries to be competitive in the market. In setting the actual base salary for an individual executive officer, the Company takes into account the comparative base salary data for the officer's position from the compensation study described above and the officer's overall individual performance. Overall individual performance is measured by financial results, compliance with Company policies, adherence to professional ethical standards, degree of responsibility within the Company and level of individual experience. In both setting goals and measuring an executive officer's performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions.

  Two of the four most highly compensated executive officers of the Company, other than the CEO, have employment agreements with the Company. The agreements entitle those officers to minimum annual base salaries of $250,000 each. The base salaries for these highly compensated officers for fiscal year 1998, established using the factors described in the preceding paragraph, exceeded the contractual minimums. Therefore, the employment agreements were not a factor in determining the base salaries of those officers.

  Bonuses. The Company has an annual cash bonus plan designed to motivate eligible employees to achieve specific annual growth levels in the Company's net after-tax earnings per share. The bonus plan is simple in design and is tied to pre-defined measurable results. Currently, the Compensation Committee exercises substantial discretion with respect to the award of bonuses. Each year, the Company establishes performance objectives upon which bonuses may be based. After the end of the Company's fiscal year, the Compensation Committee establishes a bonus pool equal to a specified level of the Company's pre-tax profits if the Company's earnings per share fall within a certain range. The bonus pool may increase to a higher percentage of the Company's pre-tax profits if the Company's earnings per share fall within a higher range. The allocation of a specific bonus amount to an individual executive officer is determined by taking into account the comparative bonus data for that officer from the compensation study described above, the overall financial performance of the Company and the overall individual performance factors described above. In addition, the financial performance of the operating group to which an individual is assigned is taken into account for officers and key employees who are assigned to operating groups.

  On occasion, the Company may pay a signing bonus to a newly hired executive officer if the Compensation Committee determines that such a bonus is necessary and appropriate to attract the caliber of officer needed to accomplish the Company's financial and market goals.

  Long-Term Incentive Awards. The Board of Directors of the Company has approved, and recommended to stockholders for their approval, a long-term incentive compensation plan under which cash bonus awards would be paid to key executive officers of the Company if the earnings per share of Company stock exceed certain targeted levels over the two-year period from December 1, 1998 through November 30, 2000. The plan is designed to provide incentives to participating executives to significantly increase stockholder value. Bonuses will be paid only if cumulative earnings per share of the Company's stock exceed $1.77 over the two-year period. The amount of any award is calculated as a percentage of the participant's average annual base salary. The percentage increases on a graduated scale from 0% at cumulative earnings per share of $1.77 to a maximum of 100% at cumulative earnings per share of $2.02. Any award that becomes payable under the plan will be paid in early 2001. The plan is designed to qualify any awards payable under the plan as performance-based compensation that would be excepted from the limitation on deductibility found in Section 162(m). See "Corporate Tax Deduction on Compensation in Excess of $1 Million a Year" below.

Equity-Based Compensation

  The Company maintains a stock option plan designed to provide additional long-term incentives to employees to work to increase stockholder value. The Company also recognizes that a stock incentive program is an important element of a competitive compensation package for its executive officers. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby acts as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective. The Company grants fixed price stock options to a small group of employees. For the CEO and the other most highly compensated executive officers, the size of option awards is determined by the Subcommittee, described under "Corporate Tax Deduction on Compensation in Excess of $1 Million a Year" below, and ratified by the entire Compensation Committee and the Board of Directors. For other eligible executive officers, the size of option awards is based upon recommendations of the Compensation Committee and approval of the entire Board of Directors.

  In determining the size of an option award for an executive officer, the Compensation Committee's and Subcommittee's primary considerations are the grant value of the award and the performance of the officer measured against the same performance criteria described above under "Cash-Based Compensation." In determining the grant value guidelines for option awards, the Compensation Committee and Subcommittee use the same compensation study described above, which employs the Black-Scholes pricing model for assigning prospective values to stock options on the date of grant. The Compensation Committee and Subcommittee take into account the comparative data from other publicly traded companies concerning long-term incentive compensation for the given executive position and the percentage of total compensation the Compensation Committee and Subcommittee believe should be represented by the value of an option grant. In addition to considering the grant value and the officer's performance, the Compensation Committee and Subcommittee also may consider the number of outstanding unvested options the officer holds and the size of previous option awards to that officer. The Compensation Committee and Subcommittee do not assign specific weights to these items.

  Corporate Tax Deduction on Compensation in Excess of $1 Million a Year.
Section 162(m), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's CEO or any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Compensation Committee's policy is to qualify incentive-based compensation to executive officers for deductibility under Section 162(m) to the extent that the Compensation Committee deems such qualification to be in the best interests of the Company. Accordingly, the Board of Directors has established a Subcommittee of the Compensation Committee, comprised solely of independent outside directors, to approve incentive-based compensation awarded to the CEO and the other most highly compensated executive officers of the Company.

CEO Compensation

  Robert A. Tinstman was President and CEO of the Company from September 11, 1996 to February 3, 1999. The Compensation Committee used the same compensation policy described above for all employees to determine Mr. Tinstman's fiscal year 1998 compensation.

  Dennis R. Washington became President and CEO of the Company on February 3, 1999. The Compensation Committee has not yet determined the level of Mr. Washington's compensation, although it is likely to be primarily or exclusively equity-based.

  Salary. Mr. Tinstman's base salary reflected a consideration of both competitive forces and the Company's performance. The Compensation Committee does not assign specific weights to these categories. As described under "Cash-Based Compensation" above, the Company participates in a compensation study that compares the various components of compensation for chief executive officers at companies with revenue at the level achieved by the Company. When recommending a salary for the CEO, the Compensation Committee takes into account the comparative salary data from the compensation study for companies with revenue equal to or exceeding that of the Company. Based upon this analysis, and the leadership that Mr. Tinstman demonstrated in meeting the Company's overall financial objectives in 1997, the Compensation Committee recommended, and the Board of Directors approved, that Mr. Tinstman's salary be set at the level that appears in the Summary Compensation Table for 1998.

  The Compensation Committee has not yet determined a salary for Mr. Washington; however, it is likely that his compensation will be primarily or exclusively equity-based.

  Bonus. The Company followed the same policy described above to determine Mr. Tinstman's bonus as it does for other executive officers. The Company establishes specific earnings objectives against which actual financial performance may be measured to determine the size of the bonus pool, if any, that will be available for bonus awards. The allocation of a specific bonus amount to an individual officer takes into account individual performance factors and comparative bonus data from the compensation study. Bonuses for a particular fiscal year are paid within 75 days after the end of the fiscal year.

  As a result of the financial performance of the Company during fiscal year 1997, Mr. Tinstman was awarded a bonus of $255,000 in January 1998.

  After considering the Company's financial results for fiscal year 1998 as compared to fiscal year 1997, the progress the Company has made towards achieving its business objectives and competitive data showing compensation for other comparable chief executive officers, the Compensation Committee recommended, and the Board of Directors approved, that Mr. Tinstman be awarded a bonus of $258,213 in January 1999.

  Stock Options. The Company followed the same policy described above to determine Mr. Tinstman's stock option awards as it does for other executive officers. Stock options are granted to encourage and facilitate personal stock ownership by the executive officers and thus strengthen both their personal commitment to the Company and a longer-term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officer's interests with those of the Company's other stockholders.

  In January 1998, the Subcommittee approved, and the Compensation Committee and Board of Directors ratified, the grant to Mr. Tinstman of an option to purchase 100,000 shares of Common Stock with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In approving the grant of the option to Mr. Tinstman, the Subcommittee reviewed the grant value guidelines described under "Equity-Based Compensation," evaluated his performance against the criteria described above and considered competitive data from the compensation study showing total compensation for Mr. Tinstman and comparable chief executive officers.

                                    David H. Batchelder, Chairman
                                    Leonard R. Judd
                                    Dorn Parkinson
                                    John D. Roach

                        COMPANY STOCK PERFORMANCE GRAPH

  Rules adopted by the SEC require that the Company include in this Proxy Statement a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the Standard & Poor's ("S&P") 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. A list of the companies selected by the Company as a peer group index follows the graph below:

                Comparison of Five-Year Cumulative Total Return
    Among Morrison Knudson Corporation, the S&P 500 Index and a Peer Group




                                       Cumulative Total Return
                              -----------------------------------------
                               11/93  11/94  11/95  11/96  11/97  11/98
Morrison Knudsen Corporation  100.00  60.66  79.73 124.79 136.92 133.46
Peer Group                    100.00  95.40 131.64 136.68 103.46 111.05
S & P 500                     100.00 101.05 138.41 176.99 227.45 281.27

Peer Group: Ashland Coal Inc.; Zeigler Coal Holding; Granite Construction Inc.; Perini Corporation; The Turner Corporation; Fluor Corporation; Foster Wheeler Corporation; Jacobs Engineering Group Inc.; Stone & Webster, Incorporated; Michael Baker Corp.; Dames & Moore Inc.; OHM Corp.; Harding Lawson Associates Group Inc.; ICF Kaiser International Inc.; International Technology Corp.; Roy F. Weston Inc.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table summarizes all plan and non-plan compensation awarded or paid to, or earned by, the Chief Executive Officer and the four most highly compensated executive officers of the Company (the "Named Executives") during the fiscal years indicated:

                          Summary Compensation Table
                  For Fiscal Years Ended 1996, 1997 and 1998

                                                                                Long-Term Compensation
                                                                                ----------------------
                                              Anuual Compensation                 Awards        Payouts
                                              -------------------                 ------        -------
                                                                                Securities
                                                              Other Annual      Underlying       LTIP       All Other
 Name and Principal Position   Year Salary /1/($) Bonus ($) Compensation ($) Options/SARs (#) Payouts ($)   Comp. ($)
------------------------------ ---- ------------- --------- ---------------- ---------------- -----------   ---------
Robert A. Tinstman             1998    415,280     258,213       24,731/2/       100,000               0     23,093/3/
 Former President and          1997    402,840     255,000       24,631/4/       200,000               0     25,340
 Chief Executive Officer       1996     73,462           0       24,388/5/             0       1,618,000/6/  19,035
Stephen G. Hanks               1998    314,039     135,000       21,362/7/        30,000               0     21,964/8/
 Executive Vice President and  1997    308,077     130,000       21,304/9/        60,000               0     24,532
 Chief Legal Officer           1996     65,769           0       20,711/10/            0               0     15,059
Anthony S. Cleberg             1998    258,077     130,000       11,291/11/       30,000               0     26,270/12/
 Executive Vice President and  1997    144,231     305,000       21,489/13/      150,000               0     20,965
 Chief Financial Officer       1996         --          --           --               --              --         --
Thomas H. Zarges               1998    294,231     150,000       14,507/14/      100,000               0     22,784/15/
 Executive Vice President and  1997    268,078     150,000       14,070/16/       50,000               0     24,758
 President and Chief Executive 1996     57,001           0       13,699/17/            0               0     18,339
 Officer of MK Engineers and
 Constructors Group
Steven Y. Chi                  1998    234,000     100,000            0                0               0      9,179/18/
 Former President--            1997    234,000      85,000            0           45,000               0      9,370
 Mining Group                  1996     54,000           0            0                0               0      9,007

--------
/1/ Prior to the Merger, Messrs. Tinstman, Hanks, Zarges and Chi were compensated by Old MK. The 1996 compensation included in this table represents amounts earned by such individuals from the Merger Date through November 30, 1996. As of November 30, 1996, the base salaries of Messrs. Tinstman, Hanks, Zarges and Chi were $400,000, $300,000, $260,000 and $234,000, respectively.
Under applicable rules and regulations of the SEC, information regarding the compensation of such individuals prior to the Merger Date is not required to be disclosed.

/2/ Consists of disability insurance premium of $12,243 and tax gross-up of $12,488 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 3 to this table.

/3/ Consists of $8,000 matching contributions to Mr. Tinstman's 401(k) account and $15,093 attributable to a life insurance policy on Mr. Tinstman's life under the Key Executive Life Insurance Plan, of which $938 represents the dollar value of the term life insurance premium and $14,155 represents Mr. Tinstman's interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1998 premium.

/4/ Consists of disability insurance premium of $12,243 and tax gross-up of $12,388 on the foregoing disability insurance premium and the value of the term life insurance premium reported in the last column of this table.

/5/ Consists of disability insurance premium of $12,243 and tax gross-up of $12,145 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column of this table.

/6/ Mr. Tinstman's benefit under the Old MK Long-Term Incentive Plan for the Mining Group (to which the Company has succeeded) could have been accelerated and become payable during 1996 due to the restructuring of Old MK. During 1996, Mr. Tinstman and the Old MK Board of Directors agreed that such plan would be amended to provide that the Restructuring would not constitute a "change of control" under the plan, and Mr. Tinstman's accrued benefit of $1,618,000 was frozen. In connection with such arrangement, Mr. Tinstman waived payment of such benefit until after the completion of the performance period under such plan, which occurred December 31, 1997.

/7/ Consists of disability insurance premium of $10,712 and tax gross-up of $10,650 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 8 to this table.

/8/ Consists of $8,000 matching contributions to Mr. Hanks' 401(k) account, $1,556 for service recognition, and $12,408 attributable to a life insurance policy on Mr. Hanks' life under the Key Executive Life Insurance Plan, of which $529 represents the dollar value of the term life insurance premium and $11,879 represents Mr. Hanks' interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1998 premium.

/9/ Consists of disability insurance premium of $10,712 and tax gross-up of $10,592 on the foregoing disability insurance premium and the value of the term life insurance premium reported in the last column of this table.

/10/ Consists of disability insurance premium of $10,422 and tax gross-up of $10,289 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column of this table.

/11/ Consists of disability insurance premium of $5,613 and tax gross-up of $5,678 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 12 to this table.

/12/ Consists of $8,000 matching contributions to Mr. Cleberg's 401(k) account and $18,270 attributable to a life insurance policy on Mr. Cleberg's life under the Key Executive Life Insurance Plan, of which $380 represents the dollar value of the term life insurance premium and $17,890 represents Mr. Cleberg's interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1998 premium

/13/ Consists of tax gross-up of $9,588 on relocation expenses, disability insurance premium of $5,891 and tax gross-up of $6,010 on the foregoing disability insurance premium and the value of the term life insurance premium reported in the last column of this table.

/14/ Consists of disability insurance premium of $6,973 and tax gross-up of $7,534 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 15 to this table.

/15/ Consists of $8,000 matching contributions to Mr. Zarges' 401(k) account and $14,784 attributable to a life insurance policy on Mr. Zarges' life under the Key Executive Life Insurance Plan, of which $576 represents the dollar value of the term life insurance premium and $14,208 represents Mr. Zarges' interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1998 premium.

/16/ Consists of disability insurance premium of $6,802 and tax gross-up of $7,268 on the foregoing disability insurance premium and the value of the term life insurance premium reported in the last column of this table.

/17/ Consists of disability insurance premium of $6,638 and tax gross-up of $7,061 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column of this table.

/18/ Consists of $8,000 matching contributions to Mr. Chi's 401(k) account and $1,179 for service recognition.

Option Grants

  The following table summarizes pertinent information concerning individual grants of options to purchase Common Stock during fiscal year 1998, including a theoretical grant date present value for each such grant:

                     Option/SAR Grants in Last Fiscal Year

                                                                             Potential
                                                                         Realizable Value
                                                                         at Assumed Annual
                                                                          Rates of Stock
                                                                               Price
                                                                         Appreciation for
                           Individual Grants                                Option Term
------------------------------------------------------------------------ -----------------
                      Number of    % of Total
                     Securities   Options/SARs
                     Underlying    Granted to   Exercise or
                    Options/SARs  Employees in      Base      Expiration
       Name         Granted(#)/1/ Fiscal Year  Price($/Share)    Date     5%($)   10%($)
------------------  ------------- ------------ -------------- ---------- ------- ---------
Robert A. Tinstman     100,000        23.1%       $9.3750     1/14/2008  589,589 1,494,134
Stephen G. Hanks        30,000         6.9%       $9.3750     1/14/2008  176,877   448,240
Anthony S. Cleberg      30,000         6.9%       $9.3750     1/14/2008  176,877   448,240
Thomas H. Zarges       100,000        23.1%       $9.3750     1/14/2008  589,589 1,494,134
Steven Y. Chi                0          --             --            --       --        --

--------
/1/ The options were granted on January 14, 1998 and become exercisable in four equal increments on the first four anniversaries of the date of grant. Each option is exercisable over a period of up to ten years from the date of grant. The exercise price of the options is not less than 100% of the fair market value (as defined in the Company's Amended and Restated Stock Option
Plan) of the shares on the date of grant. Shares purchased upon the exercise of the options are to be paid for in cash or, at the discretion of the Company's Board of Directors, through delivery of other shares of the Company's Common Stock with value equal to the total exercise price, through the surrender of shares of Common Stock then issuable upon exercise of the option having a fair market value on the date of option exercise equal to the aggregate exercise price or with a combination of the foregoing. The Company is entitled to require payment in cash or deduction from other compensation payable to the optionee of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or exercise of the above options. At the discretion of the Board, the optionees may elect to have the Company withhold shares of Common Stock having a fair market value equal to the sums required to be withheld for the payment of taxes.

Aggregate Option Exercises and Fiscal Year-End Option Values

  The following table summarizes pertinent information concerning the exercise of stock options to purchase Common Stock during fiscal year 1998 by each of the Named Executives and the fiscal year-end value of unexercised options:

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                                      Number of Securities        Value of Unexercised,
                                                      Underlying Unexercised           In-the-Money
                                                         Options /SARs at            Options/SARs at
                                                       Fiscal Year End (#)         Fiscal Year End ($)
                                                  ----------------------------- -------------------------
                    Shares Acquired     Value
       Name           on Exercise    Realized ($) Exerciseable/Unexercisable/1/ Exercisable/Unexercisable
------------------  --------------- ------------- ----------------------------- -------------------------
Robert A. Tinstman          0             --             52,173/250,000                 0/25,000
Stephen G. Hanks            0             --              17,111/75,000                  0/7,500
Anthony S. Cleberg          0             --             30,000/150,000                  0/7,500
Thomas H. Zarges            0             --             12,980/137,500                 0/25,000
Steven Y. Chi               0             --              11,517/33,750                      0/0

--------
/1/ Pursuant to the restructuring of Old MK, in 1996 shares of previously awarded restricted and unrestricted stock of Old MK held by Messrs. Tinstman, Hanks and Zarges were converted to warrants exercisable to purchase Common Stock. Mr. Chi owned shares of Old MK Common Stock which were converted to warrants to purchase Common Stock as part of the restructuring. Securities underlying such warrants at November 30, 1998 are included in the above totals.

Individual Five-Year Plans

  During 1993, Old MK awarded Messrs. Tinstman and Hanks participation in long-term incentive plans that were tailored to each of their positions (the "Individual 5-Year Plans"). Such plans, to which the Company has succeeded, provided the participants with an opportunity for a cash award at the end of a five-year performance period, which ended December 31, 1997. No shares of Common Stock, performance units or other stock rights are involved.

  Mr. Hanks' Individual 5-Year Plan measured annually (over the five-year period January 1, 1993 to December 31, 1997) the Company's after-tax net income as a percentage of its average total capital. In the case of Mr. Tinstman, who was President of the Old MK Mining Group prior to his becoming President and Chief Executive Officer of Old MK in 1995, the performance formula was modified to measure over the same period the contribution to net income at the Mining Group level over such group's average annual capital employed ("ROTC").

  A positive award pool was created each year during the performance period in an amount equal to the Company's net income (in the case of Mr. Hanks) or contribution to net income by each group (in the case of Mr. Tinstman) in excess of the predetermined ROTC goal set by the Compensation Committee. The award pool was not capped at any maximum amount. If net income or contribution to net income fell below the ROTC goal in any given year, the amounts by which the Company or Mining Group failed to meet its goal became a negative award pool for such individual. The negative award pool was not capped at any maximum amount.

  Each participant shared in the annual award pool (which could be positive or negative based upon Company or group performance) applicable to his position in accordance with a sharing percentage established by the Compensation Committee. The participant's share of the award pool, which could be positive or negative, was not paid to the executive. Rather, such amounts were tracked throughout the five-year performance period by the Company and "netted" at the end thereof. Assuming that the cumulative five-year award was positive, it could be adjusted upward if the compound annual growth rate in the Company's stock price exceeded targets established by the Compensation Committee. This latter adjustment was applicable only to Mr. Hanks and not to Mr. Tinstman.

  Except in the case of death, disability or termination without cause, any payments due to participants under the Individual 5-Year Plans would be made within 120 days following December 31, 1997. In the event of a change in control, as defined in the Individual 5-Year Plans, the participants' accrued awards were immediately vested and payable.

  Because of the losses incurred by Old MK before the Merger and Restructuring, no benefit was payable to Mr. Hanks under the terms of his Individual 5-Year Plan.

  Mr. Tinstman's benefit under his Individual 5-Year Plan could have been accelerated and become payable during 1996 due to the Restructuring of Old MK. During 1996, Mr. Tinstman and the Old MK Board of Directors agreed that such plan would be amended to provide that the Restructuring would not constitute a "change of control" under such plan, and Mr. Tinstman's accrued benefit of $1,618,000 was frozen. In connection with such arrangement, Mr. Tinstman waived payment of such benefit until after the completion of the performance period under such plan, which occurred on December 31, 1997.

  Although Thomas H. Zarges was awarded participation in an Individual 5-Year Plan during 1994 applicable to his position as President of the Engineering, Construction and Environmental Group, no such plan was drafted.

Pension

  Company retirement or actuarial benefits to the Named Executives are derived principally from three sources: (i) an annuity originally issued by United Pacific Life Insurance Company, which was subsequently purchased by GE Capital Assurance, arising out of the termination of the Morrison Knudsen Corporation Retirement Plan established January 1, 1970 (the "1970 Retirement Plan") and terminated December 12, 1987 ("GE Capital Annuity"); (ii) an annuity issued by John Hancock Mutual Life Insurance Company arising out of the termination of the Morrison Knudsen Corporation Retirement Plan established January 1, 1988 (the "1988 Retirement Plan"), frozen December 31, 1991 and terminated October 31, 1997 ("John Hancock Annuity") and (iii) a retirement benefit from supplemental retirement benefit agreements ("SRBAs") ("SRBA Benefit"). Benefits under the 1988 Retirement Plan are offset by benefits under the 1970 Retirement Plan. There are no offsets in benefits under the 1970 Retirement Plan or the 1988 Retirement Plan for social security benefits. The details as to the source and amount of each Named Executive's retirement benefits are provided below.

  The following table summarizes the estimated annual benefits payable in the form of a five-year certain and life annuity upon normal retirement to each of the Named Executives:

                                 Pension Table

                                                              Total
                                                   SRBA       Annual
                     GE Capital   John Hancock  Benefit at  Benefit at
       Name         Annuity/1/($) Annuity/2/($) Age 65($)   Age 65($)
------------------  ------------- ------------- ----------  ----------
Robert A. Tinstman      9,201        17,510       10,360/3/   37,071
Stephen G. Hanks        7,142             0            0       7,142
Anthony S. Cleberg          0             0            0           0
Thomas H. Zarges            0             0            0           0
Steven Y. Chi          14,007             0            0      14,007

--------
/1/ The amounts shown in this column are fixed amounts based upon the formula contained in the 1970 Retirement Plan. Such amounts will not increase due to compensation paid or service rendered by the Named Executive after December 12, 1987.

/2/ The amounts shown in this column are fixed amounts based upon the formula contained in the 1988 Retirement Plan. Such amounts will not increase due to compensation paid or service rendered by the Named Executive after December 31, 1991. The 1988 Retirement Plan was terminated effective as of October 31, 1997, and participants were allowed either to roll the actuarial equivalent of their accrued benefit over into their respective 401(k) accounts, or to elect to receive an annuity from the John Hancock Mutual Life Insurance Company upon retirement. Mr. Tinstman elected to receive such an annuity, and upon retirement at age 65, his annual benefit will be as indicated above. Messrs. Hanks and Chi elected to roll their benefits over into their 401(k) accounts. Had Mr. Hanks elected not to roll over his retirement benefit, his John Hancock Annuity would have been $13,486 for a total annual benefit at age 65 of $20,628. Had Mr. Chi elected not to roll over his retirement benefit, his John Hancock Annuity would have been $6,313, for a total annual benefit at age 65 of $20,320. Messrs. Cleberg and Zarges have accrued no benefits under any of the plans indicated above; therefore, no amounts were rolled over, and no annuity will be payable to them upon retirement. For purposes of the 1988 Retirement Plan, Messrs. Tinstman, Hanks and Chi have 10, 12, and 11 years of credited service with the Company, respectively.

/3/ The Company has entered into a nonqualified and unfunded SRBA to provide retirement income to Mr. Tinstman. The SRBA provides Mr. Tinstman with a retirement benefit equal to the difference between (i) the retirement benefit that would be payable to him under the 1988 Retirement Plan, if it were not for certain limits imposed on the Named Executive under the Internal Revenue Code and (ii) his John Hancock Annuity. This difference is referred to hereafter as the "Standard SRBA Benefit." The Standard SRBA Benefit will not increase, absent any future amendments to his SRBA, due to compensation paid or services rendered after December 31, 1991.

Employment Agreements and Change in Control Arrangements

  Effective January 1, 1993, Old MK entered into employment agreements with Messrs. Tinstman and Hanks, to which the Company succeeded in the Merger. Effective January 1, 1994, Old MK entered into a similar employment agreement with Mr. Zarges, to which the Company also succeeded in the Merger. The agreements were for initial five-year terms (January 1, 1993 through December 31, 1997 for Messrs. Tinstman and Hanks and January 1, 1994 through December 31, 1998 for Mr. Zarges) with automatic continuing year-long extensions after the end of the initial term.

  Mr. Tinstman's decision to retire from the position of President and CEO of the Company as of February 3, 1999 effectively terminated his employment agreement. Mr. Tinstman has agreed to continue to provide services to the Company in a consulting capacity for a period of three months, during which time he will continue to receive salary at the rate in effect on February 3, 1999 and continue to receive benefits as an employee of the Company. In recognition of his services to the Company, the Company also will pay Mr. Tinstman compensation for a period of 24 months beginning at the end of the three-month consulting period. This additional compensation will be equal to the base salary at the rate in effect on February 3, 1999, the average annual bonus amount paid for the Company's three most recently closed fiscal years and continued participation in benefit plans.

  Pursuant to the terms of their employment agreements, Messrs. Hanks and Zarges each are entitled to receive a minimum annual base salary of $250,000, and to participate in the Company's annual bonus plan applicable to their corporate position or operating group position. They are also entitled to participate in (i) an Individual 5-Year Plan tailored to their corporate position or operating group position (for a description of such plans, see the section herein titled "Individual 5-Year Plans"); (ii) the Key Executive Life Insurance Plan (which provides pre-retirement life insurance of three times base salary, inclusive of the Company's group plan, and which provides post-retirement life insurance of one times base salary); (iii) the Key Executive Disability Insurance Plan (which provides a disability benefit of 60% of base salary and annual bonus, inclusive of all Company and government programs) and
(iv) all other health and welfare benefits generally available to executive officers of the Company.

  Under the employment agreements, Messrs. Hanks and Zarges are also entitled to receive a severance benefit equal to twice their base compensation (which includes such items as base salary in effect immediately preceding the termination of employment, bonuses and participation in health and retirement programs) if their employment is terminated for a reason other than death, disability, cause, voluntary resignation under circumstances not constituting constructive termination or the expiration of their employment agreements. Under such circumstances, the Company will fully vest unvested stock options and restricted stock awards granted before 1997 and fully vest and immediately pay any accrued cash awards and bonuses. If any payments due under the employment agreements will result in liability to Messrs. Hanks and Zarges for an excise tax imposed by Section 4999 of the Internal Revenue Code, the Company has agreed to pay to them an amount which (after deducting any federal, state and local income taxes payable with respect to such amount) is sufficient to fully satisfy such tax.

  On January 10, 1997, January 14, 1998 and January 20, 1999, the employment agreements of Messrs. Hanks and Zarges were amended to provide that in the event they are terminated for any reason, no portion of the stock options that were granted to them on January 10, 1997, January 14, 1998 and January 20, 1999 and that are unvested as of the date of such termination would be exercisable.

  On January 20, 1999 the Board of Directors approved the restructuring of the employment arrangements of Messrs. Hanks and Zarges to make them "at will" employees and eliminate the automatic extension provision and severance payment provisions of their employment agreements. These changes will become effective in February 2000.

  Mr. Chi, who has served as President of the Mining Group of the Company, has indicated his desire to reduce his time commitment to the Company from full-time to part-time employment. The Company has entered into an agreement with Mr. Chi, effective March 31, 1999, under which Mr. Chi will continue to provide services for the Company's mining interests in Eastern Europe and the Far East, including Indonesia, on a part-time basis. The term of the agreement is two years, although either Mr. Chi or the Company may terminate the agreement upon 120 days written notice. For his services under this agreement, Mr. Chi will be paid salary at the rate of $120,000 per year and will continue to be covered by the benefit plans generally available to regular full-time employees.

Indebtedness of Management

  On February 17, 1995, the Company loaned $250,000 (the "1995 Loan") to Darrol N. Groven and his wife, which was secured by their Montana residence. Mr. Groven formerly served as Senior Vice President of the Company and President of the Company's Heavy Civil Construction Group and currently serves in a management position with the Morrison Knudsen Contractors Group. With the sale of the Montana residence, the non-interest bearing loan was reduced to $114,453. The 1995 Loan was issued in connection with Mr. Groven's appointment as President of Kasler Corporation, a subsidiary of the Company, and his relocation to Kasler's headquarters in southern California at the request of the Company. Also, on October 18, 1996, the Company loaned $200,000 (the "1996 Loan") to Mr. Groven and his wife, which was secured by their California residence. In February of 1997, the Company loaned $50,000 (the "1997 Loan") to Mr. Groven and his wife, which was secured by their Idaho residence. The 1996 and 1997 Loans were non-interest bearing and were made in connection with Mr. Groven's relocation to Boise, Idaho, at the request of the Company. With the sale of the California residence, the 1996 Loan and the 1997 Loan were paid in full and $7,065 was credited against the 1995 Loan. Since the beginning of fiscal year 1998, the largest aggregate amount due and owing to the Company by Mr. Groven was $107,388, and he remains indebted to the Company for that amount. Mr. Groven has executed a non-interest bearing promissory note in favor of the Company, which becomes due and payable on June 7, 2001 for such outstanding amount which is secured by his Idaho residence.

  No other director or executive officer of the Company has been indebted to the Company at any time since the beginning of fiscal year 1998 in an amount in excess of $60,000.

Certain Relationships and Related Transactions

  Washington Corporations ("WC"), which is owned by Dennis R. Washington, has historically provided various administrative and support services to the Company and its subsidiaries pursuant to certain intercompany agreements. During fiscal year 1998, the Company paid $1,128,000 to WC for administrative and support services. In addition, during fiscal year 1998, the Company paid $669,000 to WC for the lease and maintenance of two corporate aircraft from WC.

  Equipco, Inc. ("Equipco"), a wholly owned subsidiary of WC, provides repair services for equipment owned by the Company. Services are provided at cost and no warranty is made on work performed. The Company pays a proportionate share of Equipco's fixed costs in return for Equipco maintaining its repair facility conveniently located and readily available to the Company. During fiscal year 1998, services provided by Equipco to the Company totaled $575,000.

  Envirocon, Inc. ("Envirocon"), a corporation owned by Dennis R. Washington, and Industrial Constructors Corp. ("ICC"), a wholly owned subsidiary of the Company, formed ENV-ICC Joint Venture (50-50% joint venture with Envirocon as sponsor) to provide environmental remediation services at the Cobolt mine in northern Idaho, which work is substantially complete. During fiscal year 1998, revenue earned by the joint venture totaled $5,440,000.

  Envirocon also entered into the Sunland Remediators Joint Venture with Morrison Knudsen Corporation, an Ohio corporation ("MK-Ohio"), a wholly owned subsidiary of the Company, (70% Envirocon as sponsor and 30% MK-Ohio) to perform environmental site remediation work. During fiscal year 1998, revenue earned by the joint venture totaled $1,610,903.

  Terry W. Payne, a director of the Company, is Chairman and owner of Terry Payne & Co., Inc. ("TPC"), which provides insurance and bonding brokerage services to the Company and its subsidiaries. In January 1998, the Board of Directors of the Company approved a new Professional Services Agreement for insurance brokerage services supplied by TPC to the Company effective January 1, 1998 and expiring December 31, 2000, with automatic renewal annually for 12-month terms thereafter, unless canceled by either party prior to the annual date. Pursuant to the new agreement, TPC receives an annual fixed fee of $1,150,000 to be paid in equal quarterly installments with all insurance commissions earned by TPC to be credited 100% against the fee. Should surety commissions exceed $250,000 in any given calendar year, then TPC shall credit only 50% of all surety commissions above $250,000 for the remainder of the year.

  Also, see "Compensation Committee Interlocks and Insider Participation" in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act and the rules thereunder require the Company's officers and directors and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership with, among others, the SEC and to furnish the Company with copies.

  Based on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal year 1998, all directors, executive officers and beneficial owners of greater than 10% of the outstanding Common Stock complied with the filing requirements applicable to them.

SECURITY OWNERSHIP OF CERTAIN PERSONS

  The following table shows as of January 31, 1999, the persons (as the term is used in Section 13(d)(3) of the Exchange Act) known to the Company to beneficially own more than 5% of the Common Stock, and the shares of Common Stock beneficially owned by all directors of the Company and nominees, the Named Executives and all directors and executive officers of the Company as a group:

                           AMOUNT AND NATURE
                             OF  BENEFICIAL         RIGHT TO ACQUIRE
    NAME AND ADDRESS         OWNERSHIP AS OF        WITHIN 60 DAYS OF    PERCENT OF
 OF BENEFICIAL OWNER/1/    JANUARY 31, 1999/2/     JANUARY 31, 1999/3/    CLASS/4/
 ----------------------   --------------------    -------------------- --------------
Dennis R. Washington            20,252,250/5/                42,615             38.00
 c/o Washington Corpora-
  tions
 101 International Way
 Missoula, Montana 59802
Pioneering Investment
 Management, Inc.                3,585,100/6/                     0              6.74
 60 State Street
 Boston, Massachusetts
  02109
CS First Boston, Inc.            2,796,985/7/                     0              5.26
 Eleven Madison Avenue
 New York, New York
  10010
Directors and Nominees:
David H. Batchelderl                   120,774                 110,774             *
Leonard R. Judd                         58,884                  53,884             *
William C. Langley                      31,187                  31,187             *
Robert S. Miller, Jr.                   36,614                  36,614             *
Dorn Parkinson                         186,187/8/              181,187             *
Terry W. Payne                          77,033                  57,033             *
John D. Roach                           41,187                  31,187             *
Robert A. Tinstman                     127,173                 127,173             *
Dennis R. Washington            20,252,250/5/                42,615             38.00
Thomas H. Zarges                    50,480                   50,480                *
Named Executives:
Steven Y. Chi                       23,132                   22,767                *
Anthony S. Cleberg                  47,500/9/                37,500                *
Stephen G. Hanks                    39,611                   39,611                *
Robert A. Tinstman                 127,173                  127,173                *
Thomas H. Zarges                    50,480                   50,480                *
All Directors and Execu-        21,179,954                  909,954             39.15
 tive Officers
 as a Group (18 per-
 sons)*

--------
*Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.
/1/ Except as otherwise indicated, the mailing address of each person shown is c/o Morrison Knudsen Corporation, Morrison Knudsen Plaza, 720 Park Boulevard, Boise, Idaho 83729.
/2/ For purposes of this table, shares are considered to be "beneficially" owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities, and a person is considered to be the beneficial owner of shares if that person has the right to acquire the beneficial ownership of the shares within 60 days of January 31, 1999. Unless otherwise noted, the beneficial owners have sole voting and dispositive power over their shares listed in this column.

/3/ Indicates shares included in the amounts shown to be beneficially owned as of January 31, 1999 by reason of a right to acquire beneficial ownership thereof within 60 days of January 31, 1999.

/4/ The percentages shown are calculated based upon the number of shares of the Company's Common Stock shown in the second column of this table, which include shares that the stockholder has the right to acquire beneficial ownership of within 60 days of January 31, 1999.

/5/ Such shares include 828,000 shares held by D.W. Holdings, Inc., which is wholly owned by Mr. Washington and as to which Mr. Washington may be deemed to be the beneficial owner, and exclude 77,838 shares held by Mr. Washington's wife as to which Mr. Washington disclaims beneficial ownership.

/6/ Pioneering Investment Management, Inc. ("PIMI") has filed an Amendment No. 2 to Schedule 13G dated January 11, 1999 with the SEC. Such Amendment states that, as of such date, PIMI was the beneficial owner of 3,585,100 shares of Common Stock and had sole voting and dispositive power as to such shares.

/7/ CS First Boston, Inc. ("CSFBI") has filed an Amendment No. 1 to Schedule 13G dated November 22, 1996 with the SEC. Such Amendment states that, as of such date, CS First Boston Corporation ("CSFBC"), a wholly owned subsidiary of CSFBI, was the beneficial owner of 2,796,985 shares of the Common Stock, of which CSFBC had sole voting power as to no shares, shared voting power as to 2,796,985 shares, sole dispositive power as to no shares, and shared dispositive power as to 2,796,985 shares, and that CSFBI may be deemed to be the beneficial owner of such shares by virtue of its ownership of 100% of the outstanding shares of CSFBC.

/8/ Such shares include 5,000 shares held in joint tenancy with Mr. Parkinson's wife as to which Mr. Parkinson shares voting and dispositive power and exclude 5,000 shares held by Mr. Parkinson's wife as to which Mr. Parkinson disclaims beneficial ownership.

/9/ Such shares include 10,000 shares held in joint tenancy with Mr. Cleberg's wife as to which Mr. Cleberg shares voting and dispositive power.

2. APPROVAL OF THE MORRISON KNUDSEN CORPORATION LONG-TERM INCENTIVE COMPENSATION PLAN.

  The Board of Directors has unanimously approved, and recommends to stockholders that they consider and approve, a long-term incentive compensation plan designed to provide additional financial incentive to key senior executives of the Company to create value for the Company and its stockholders beyond currently projected earnings levels.

  Under the plan, participants may receive long-term cash bonuses if the Company's cumulative earnings per share of Common Stock over the period from December 1, 1998 to November 30, 2000 exceed $1.77. No long-term cash bonuses will be paid if the Company's cumulative earnings per share do not exceed $1.77 over that period. For the period beginning December 1, 1996 and ended November 30, 1998, the Company's cumulative earnings per share was $1.29 per share.

  The amount of any long-term bonus awards under the plan is calculated as a percentage of the participant's average annual base salary over the two-year period during which performance is measured. The percentage increases on a graduated scale from 0% at cumulative earnings per share of $1.77 to a maximum of 100% at cumulative earnings per share of $2.02. No award may exceed one times a participant's average annual base salary. The Subcommittee of the Compensation Committee that administers the plan has discretion to reduce or eliminate any award but may not increase an award above the amount determined under the plan's formula.

  Participation in the plan is limited to five key senior executive positions in the Company and such other executives, if any, designated by the Subcommittee to participate.

  Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's CEO or any of the four other most highly compensated executive officers. However, certain performance-based compensation is specifically exempt from the deduction limit. To qualify for this exemption, the performance-based compensation must be paid solely on account of the attainment of one or more pre-established objective performance goals established by a committee comprised solely of outside directors. In addition, the material terms of the performance goal must be approved by the stockholders, and the committee must certify that the goals are accomplished. The proposed Long-Term Incentive Compensation Plan has been designed to satisfy these requirements so as to qualify any awards paid under the plan as performance-based compensation under Section 162(m).

  A copy of the Morrison Knudsen Corporation Long-Term Incentive Compensation Plan is attached as Attachment A.

         The Board of Directors recommends that stockholders vote FOR the approval of the Morrison Knudsen Corporation Long-Term Incentive
                              Compensation Plan.

3.  RATIFICATION OF THE APPOINTMENT OF AUDITORS.

  The Board of Directors, upon recommendation of the Audit Committee of the Company, has appointed PricewaterhouseCoopers LLP ("PWC") as auditors to make an examination of the consolidated financial statements of the Company and its subsidiary corporations for the fiscal year ending November 30, 1999. PWC served as the Company's independent auditors for the fiscal year ended November 30, 1998. A proposal that the appointment of PWC be ratified will be submitted to stockholders at the meeting, and the Board of Directors recommends ratification of the appointment. Representatives of PWC will be present at the Annual Meeting, will be given the opportunity to make a statement if they wish and will be available to respond to appropriate questions.

  The Audit Committee of the Company's Board of Directors has approved a policy which states that the Company's principal independent accountants may be engaged to perform any service normally provided by accounting firms to publicly held clients, provided that management is satisfied that the independence requirements of the American Institute of Certified Public Accountants and the SEC have been met. The Audit Committee, after reviewing compliance with this policy, has approved all services rendered.

       The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP

       STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

  In order for any proposal submitted by a stockholder for action at the Company's 2000 annual meeting of stockholders to be considered for inclusion in the Company's 2000 Proxy Statement, such proposal must be in writing and received by the Secretary of the Company on or before November 3, 1999.

                            SOLICITATION OF PROXIES

  Proxies are being solicited from the Company's stockholders on behalf of the Board of Directors. The cost of such solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, facsimile or telegram. Such directors will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith. The Board of Directors intends to utilize the services of Georgeson & Company Inc. of New York, New York, an investor relations, counseling and proxy solicitation firm, in connection with this solicitation of proxies. Although the exact cost of those services is not known at this time, it is anticipated that the cost will be approximately $9,000.

Dated:  March 3, 1999BY ORDER OF THE BOARD OF DIRECTORS
                                          Morrison Knudsen Corporation
                                          Stephen G. Hanks

                                          Executive Vice President, Chief
                                          Legal Officer

                                          and Secretary

                                 ATTACHMENT A

                         MORRISON KNUDSEN CORPORATION
                     LONG-TERM INCENTIVE COMPENSATION PLAN

                              ARTICLE I--PURPOSE

The purpose of the Morrison Knudsen Corporation Long-Term Incentive Compensation Plan (the "Plan") is to provide long-term incentive compensation to key executives of Morrison Knudsen Corporation and its subsidiaries (the "Company") who are in a position to make important contributions toward the organization's long-term growth and success. The Plan provides a means whereby such executives, through the payment of cash bonuses, are given an opportunity to share financially in the value they help to create for the Company and its stockholders.

                            ARTICLE II--DEFINITIONS

2.01 "Actual Cumulative Earnings Per Share" means the Company's cumulative net earnings per share of outstanding common stock during the Performance Period.

2.02 "Administrative Committee" means the committee appointed to administer the employee benefit plans of the Company.

2.03 "Award" means an amount earned by, and paid in the form of cash to, a Participant under the terms and provisions of the Plan.

2.04 "Base Salary" means a Participant's average annual base salary in effect during the Performance Period for which an Award is paid.

2.05 "Cause" means (i) willful and continued failure by a Participant to perform his or her duties (except as a direct result of the Participant's incapacity due to physical or mental illness) after receiving notification by the Chief Executive Officer (or the Board in the case of the Chief Executive Officer) identifying the manner in which the Participant has failed to perform his or her duties, (ii) willfully engaging in conduct materially injurious to the Company or (iii) conviction of the Participant of any felony involving moral turpitude.

2.06 "Compensation Committee" means the Subcommittee of the Compensation Committee of the Board of Directors of the Company, comprised solely of outside directors, that has been established to approve incentive-based compensation awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

2.07 "Disability" means any termination of Service with the Company as a result of a physical or mental condition that prevents a Participant from performing his or her normal duties of employment in accordance with the following rules: If a Participant applies for disability benefits under the Company's long-term disability program and qualifies for such benefits, the Participant shall be disabled within the meaning of this Section 2.07. In the absence of a Company-sponsored long-term disability program, a Participant will be considered totally and permanently disabled under the Plan if, in the opinion of two doctors, one retained by the Company and one retained by the Participant, the Participant is considered unable to perform his or her normal duties of employment as a result of a physical or mental condition.

2.08 "Earnings Growth Factor" is calculated by subtracting the Target Cumulative Earnings Per Share from the Actual Cumulative Earnings Per Share, then dividing the resulting difference by the Target Cumulative Earnings Per Share, and then dividing the resulting quotient by 14.12%. If the Actual Cumulative Earnings Per Share does not exceed $1.77,the Earnings Growth Factor shall be zero.

2.09 "Participant" means a key employee of the Company who has been designated to participate in the Plan.

2.10 "Performance Period" means the period beginning December 1, 1998 and ending November 30, 2000, except as otherwise specified in this Plan.

2.11 "Plan" means the Morrison Knudsen Corporation Long-Term Incentive Compensation Plan as described in this document.

2.12 "Retirement" means a termination of Service after attaining age 65, attaining age 55 with ten (10) or more Years of Service, or attaining a combined number of Years of Service and age that equal or exceed 70.

2.13 "Service" means continuous and substantially full-time employment with the Company whereby the Participant actively reports to work on a daily basis.

2.14   "Target Cumulative Earnings Per Share" is $1.77.

2.15 "Year of Service" means a year of service with Company as defined in, and accumulated under, the Morrison Knudsen Corporation 401(k) Retirement Savings Plan (i.e., 1,000 or more paid hours in a calendar year).

                    ARTICLE III--ELIGIBILITY TO PARTICIPATE

Participation in the Plan shall be limited to the President and Chief Executive Officer of the Company, the Executive Vice President and Chief Financial Officer of the Company, the Executive Vice President and Chief Legal Officer of the Company, the President of the Engineers and Constructors Group, the President of the Contractors Groups and such other key executives of the Company, if any, designated by the Compensation Committee to participate in the Plan.

                          ARTICLE IV--AMOUNT OF AWARD

4.01 Service for Entire Performance Period. Subject to the limitations in Sections 4.03 and 4.04 below, a Participant who is rendering Service to the Company as of the last day of the Performance Period shall receive an Award for the Performance Period equal to the product of:

    a.The Participant's Base Salary for the Performance Period; and

    b.The Earnings Growth Factor.

4.02 Service for Less Than Entire Performance Period. In the event a Participant terminates Service with the Company due to death, Disability or Retirement prior to the end of the Performance Period, such Participant's Award shall be calculated as set forth in Section 4.01, except that the Award shall be multiplied by the quotient derived from n/24, where n equals the number of full calendar months of Service rendered by the Participant during the Performance Period prior to his termination of Service date.

4.03 Maximum Award. The maximum Award that may be paid to any Participant for the Performance Period is one times the Participant's Base Salary for the Performance Period.

4.04 Reduction of Award. The Compensation Committee shall retain discretion to reduce or eliminate an Award for any Participant or all Participants. However, the reduction or elimination of an Award for one or more Participants shall not result in an increase of any Award to any other Participant.

                          ARTICLE V--PAYMENT OF AWARDS

5.01 Timing of Payment. A Participant who is entitled to receive an Award for the Performance Period (or his designated beneficiary, if applicable) shall be paid such Award approximately one week after the Company's public earnings release for the fiscal year ending with the end of the Performance Period; provided, however, that the Participant may elect to defer payment of all or a portion of his Award under and subject to the terms of the Company's Deferred Compensation Plan.

5.02 Form of Payment. All Awards shall be paid in cash. The Company shall withhold from all Awards under the Plan an amount sufficient to satisfy any applicable federal, state and local withholding and employment tax requirements.

                 ARTICLE VI--CONDITIONS FOR RECEIVING AN AWARD

6.01 Continued Employment. Except as set forth in Section 6.02 below, in order to be entitled to receive an Award for the Performance Period, a Participant must be rendering Service to the Company as of the last day of the Performance Period.

6.02 Termination of Employment. A Participant who terminates Service with the Company due to death, Disability or Retirement prior to the end of a Performance Period shall be entitled to an Award calculated in accordance with
Section 4.02.

6.03 Discharge for Cause. Plan provisions to the contrary notwithstanding, a Participant who (a) is discharged for Cause, or (b) resigns or quits in lieu of being discharged for Cause, shall forfeit any Award that remains unpaid at the time of such discharge, resignation, or quit.

                        ARTICLE VII--PLAN ADMINISTRATION

7.01 Administration. The Administrative Committee shall administer the Plan under the direction of the Compensation Committee and shall be responsible for interpreting and applying the provisions of the Plan. In any dispute between the Administrative Committee and any Participant (or beneficiary) concerning the interpretation or application of any provision of the Plan, the Compensation Committee shall be responsible for interpreting and applying the Plan provision or provisions in question. Under the direction of the Compensation Committee, the interpretation and application of these terms by the Compensation Committee shall be binding and conclusive.

7.02 Designation of Beneficiaries. Each Participant shall have the right to designate any person or persons as beneficiary(ies) to whom payments earned under the Plan shall be made in the event of the Participant's death prior to the distribution of all benefits due the Participant under the Plan. Each beneficiary designation shall be effective only when filed in writing with the Administrative Committee during the Participant's lifetime.

The filing of a new beneficiary designation form will cancel all designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a beneficiary designation form shall revoke such designation, unless:

  . In the case of divorce, the previous spouse was not designated as beneficiary, or

  . In the case of marriage, the Participant's new spouse had previously been designated as beneficiary.

The spouse of a married Participant must consent to any designation of a beneficiary other than the spouse.

If a Participant fails to designate a beneficiary as provided for above, or if the beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, then the Administrative Committee shall direct the distribution of such benefits to the Participant's estate.

7.03 Amendment of Plan. The Compensation Committee may amend or suspend the Plan in whole or in part at any time. However, any amendment or suspension must be prospective in that it may not increase any Awards and in that it may not reduce or suspend any Awards that would have been earned by Participants through the date of amendment or suspension if the date of amendment or suspension had been the date of a termination of Service due to death, Disability or Retirement. Upon such prospective reduction or suspension, the Awards earned to date shall be calculated consistent with the provisions established in Section 4.02 for a termination of Service due to death, Disability or Retirement. The date on which such amendment is adopted by the Compensation Committee shall be treated as the termination of Service date and the last day of the Performance Period for purposes of the formula set forth in Section 4.01.

7.04 Termination of Plan. The Compensation Committee may terminate the Plan at any time if, in its judgment, the continuation of the Plan is not in the best interest of the Company. Upon such termination, each Participant shall be entitled to an Award calculated consistent with the provisions established in
Section 4.02 for a termination of Service due to death, Disability or Retirement. The date on which such termination is approved by the Compensation Committee shall be treated as the termination of Service date and the last day of the Performance Period for purposes of the formula set forth in Section
4.01. Upon termination of the Plan, a Participant shall have no further rights under the Plan other than to receive payments for an Award as provided for in this Section 7.04.

                    ARTICLE VIII--MISCELLANEOUS PROVISIONS

8.01 Secured Status of Award. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any specific property or assets of the Company. No assets of the Company shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral or security for the fulfillment of the Company's obligations under the Plan.

Any and all of the Company's assets shall be, and shall remain, the general, unpledged and unrestricted assets of the Company. When an Award is due, the Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay monies.

8.02 Employment Not Guaranteed. Nothing contained in the Plan, nor any Agreement, nor any action taken in the administration of the Plan shall be construed as a contract of employment or as giving a Participant any right to be retained in the Service of the Company.

8.03 Right of Offset. If a Participant becomes entitled to an Award under the Plan, and if at such time the Participant has any outstanding debt, obligation or other liability representing any amount owing to the Company, then the Company may offset such amount against the Award otherwise due the Participant under the Plan.

8.04 Nonassignability. No person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt an Award payable under the Plan, or any part thereof, or any interest therein. Such Award is expressly declared to be unassignable and nontransferable. No portion of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency.

8.05 Validity. In the event that any provision of the Plan or any related Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan or any related Agreement.

8.06 Applicable Law. The Plan and any related Agreements shall be governed in accordance with the laws of the State of Idaho.

8.07 Inurement of Rights and Obligations. The rights and obligations under the Plan and any related Agreements shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Participants and their beneficiaries.

8.08 Board and Stockholder Approval. The Plan shall be effective upon approval by the Compensation Committee, subject to ratification by the Board of Directors of the Company and approval by the Stockholders of the Company at the first Annual Meeting of Stockholders subsequent to approval by the Compensation Committee and ratification by the Board of Directors.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF MORRISON KNUDSEN CORPORATION


     The undersigned hereby constitutes and appoints Anthony S. Cleberg and Stephen G. Hanks, or either of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of stock designated as "Common Stock" on the reverse side of this proxy card and which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Morrison Knudsen Corporation (the "Company") to be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard, Boise, Idaho, on Friday, April 9, 1999, at 10:00 a.m., local time, and at any and all postponements or adjournments thereof, for the election of the nominees listed on the reverse side of this proxy card, or their respective substitutes, as directors; for the approval of the Morrison Knudsen Corporation Long-Term Incentive Compensation Plan; and for the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors; and on any other matters properly brought before the meeting or any postponements or adjournments thereof; and as to such other matters the undersigned hereby confers discretionary authority, with all the powers which the undersigned would possess if personally present. The shares designated on the reverse side of this proxy card and represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly-executed and dated proxy is returned, such shares will be voted FOR each nominee listed in Item 1, FOR
Item 2 and FOR Item 3 at the meeting.


                 (Continued and to be signed on reverse side)

THE BOARD RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.

1. The election of eight directors duly nominated to terms expiring at the annual meeting of stockholders in 2000: David H. Batchelder, Leonard R. Judd, Robert S. Miller, Jr., Dorn Parkinson, Terry W. Payne, John D. Roach, Dennis R. Washington and Thomas H. Zarges.

     [_] FOR all nominees listed above. [_] WITHHOLD AUTHORITY to vote for all
     nominees listed above.    To withhold authority for any individual nominee,
     strike a line through the nominee's name in the above list.

2. Approval of the Morrison Knudsen Corporation Long-Term Incentive Compensation Plan.

     [_] FOR  [_] AGAINST  [_] ABSTAIN

3. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending November 30, 1999.

     [_] FOR  [_] AGAINST  [_] ABSTAIN

All votes received by Norwest Bank Minnesota, N.A., will be kept confidential.

Please sign your name exactly as it appears printed hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should sign their full title as such. Each joint tenant should sign.

                                    Date:
                                         _______________________________________


                                    Receipt of the Proxy Statement for the
                                    meeting is acknowledged.

                                    --------------------------------------------
                                    (Signature of stockholder)

                                    --------------------------------------------
                                    (Signature of other joint tenant, if held jointly)

Whether or not you expect to attend the meeting, you are urged to date, execute and return this proxy, which may be revoked at any time prior to its use.